UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PENNS WOODS BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2010 PROXY

PENNS

WOODS

BANCORP, INC.

PENNS WOODS BANCORP, INC.

300 Market Street

Williamsport, PA 17701

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, APRIL 28, 2010

To Our Shareholders:

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the 2010 Annual Meeting of Shareholders are available on the internet.  The Proxy Statement and annual report to holders of Common Stock are available at: http://www.cfpproxy.com/4823

The Annual Meeting of Shareholders of Penns Woods Bancorp, Inc. (the “Corporation”) will be held at the Holiday Inn Williamsport, 100 Pine Street, Williamsport, PA 17701, on Wednesday, April 28, 2010 at 1:00 P.M.  Only holders of record at the close of business on March 2, 2010, shall be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

The proposals to be acted upon at the 2010 Annual Meeting are:

1.               The election of four (4) Class 1 director nominees of the Board of Directors, to serve for a three-year term that will expire in 2013, and until their successors are elected and qualified (Proposal No. 1);

2.               The ratification of the appointment by the Corporation’s Board of Directors of S.R. Snodgrass, A.C., of Wexford, Pennsylvania, Certified Public Accountants as the independent registered public accounting firm for the Corporation for the year ending December 31, 2010 (Proposal No. 2);

3.               A shareholder proposal for the Corporation’s Board of Directors to take action to eliminate the classified Board of Directors (Proposal No. 3); and

4.     To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” Proposals No. 1 and No. 2, and “AGAINST” Proposal No. 3.

You are urged to mark, sign, date, and promptly return your proxy in the enclosed postage-paid envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured.  The prompt return of your proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation.

You may access the following proxy materials at http://www.cfpproxy.com/4823:

•                  Notice of the 2010 Annual Meeting of Shareholders;

•                  the 2010 Proxy Statement of the Corporation;

•                  the Corporation’s Annual Report to Shareholders for the year ended December 31, 2009; and

•                  Proxy Card.

You are cordially invited to attend the Annual Meeting.  The giving of such proxy does not affect your right to vote in person at the Annual Meeting, if you give written notice to the Secretary of the Corporation of your intention to vote at the Annual Meeting.

By Order of the Board of Directors,

Ronald A. Walko
President and Chief Executive Officer

Dated: March 24, 2010

PENNS WOODS BANCORP, INC.

300 Market Street

Williamsport, PA  17701

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, APRIL 28, 2010

Introduction, Date, Time, and Place of Annual Meeting

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of PENNS WOODS BANCORP, INC. (the “Corporation”), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting (the “Annual Meeting”) of holders of Common Stock (the “Common Stock”) of the Corporation to be held on Wednesday, April 28, 2010, at 1:00 P.M., at the Holiday Inn Williamsport, 100 Pine Street, Williamsport, PA 17701, and any adjournment or postponement thereof.

The principal executive office of the Corporation is located at 300 Market Street, Williamsport, PA 17701.  All inquiries should be directed to Ronald A. Walko, President of the Corporation, at (570) 322-1111.  Jersey Shore State Bank (the “Bank”) is a wholly owned subsidiary of the Corporation.

Solicitation and Revocability of Proxies

This Proxy Statement and enclosed form of proxy are first being sent to shareholders of the Corporation on or about March 24, 2010.  Shares represented by the proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders.  Any proxy not specifying to the contrary will be voted “FOR” the Class 1 nominees noted, “FOR” the ratification of the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the independent registered public accounting firm of the Corporation for the year ending December 31, 2010, and “AGAINST” the proposal for the Board of Directors to take action to eliminate the classified Board of Directors.  The execution and return of the enclosed proxy will not affect the right of a shareholder of record to attend the Annual Meeting and to vote in person if such shareholder gives written notice to the Secretary of the Corporation.  The cost of assembling, printing, mailing, and soliciting Proxies, and any additional material, which the Corporation may furnish shareholders in connection with the Annual Meeting, will be borne by the Corporation.  In addition to the solicitation of Proxies by use of the mails, directors, officers, and employees of the Corporation and/or the Bank may solicit Proxies by telephone, telegraph, or personal interview, with nominal expense to the Corporation.  The Corporation will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy soliciting material to the beneficial owners of shares.

A shareholder of record who returns a proxy may revoke the proxy at any time before it is voted (1) by giving written notice of revocation to Ronald A. Walko, President and Chief Executive Officer, Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, PA 17701, (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation, or (3) by voting in person after giving written notice to the President of the Corporation.

If your shares are held in “street name” (that is, through a broker, trustee or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted.  If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on certain routine matters.  A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you.  Under the rules of The New York Stock Exchange, only Proposal No. 2, the ratification of the appointment of the Corporation’s independent registered public accounting firm, is a routine matter, and therefore, is the only proposal for which your broker or nominee has discretionary authority to vote. Your broker or nominee does not have discretionary authority to vote on Proposal No. 1, the election of the four Class I directors, or Proposal No. 3, the shareholder proposal for the Board of Directors to take action to eliminate the classified Board of Directors.  You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal Proxy from your broker or holder of record.

Quorum

Pursuant to the Bylaws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum for transaction of business at the Annual Meeting.

Voting Securities

Holders of record of the Common Stock at the close of business on March 2, 2010 will be entitled to notice of and to vote at the Annual Meeting.  On March 2, 2010 there were 3,834,475 shares of Common Stock outstanding.  Each share of the Common Stock outstanding as of the close of business on March 2, 2010, is entitled to one vote on each matter that comes before the meeting and holders do not have cumulative voting rights with respect to the election of directors.

Under Pennsylvania law and the Bylaws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting.  Votes withheld, abstentions, and broker non-votes will be counted in determining the presence of a quorum for the particular matter.

Assuming the presence of a quorum, the four nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected.  Votes withheld from a nominee and broker non-votes will not constitute or be counted as votes cast for such nominee.

Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders at the Annual Meeting is required for the ratification of the appointment of the Corporation’s independent registered public accounting firm.  Abstentions will not constitute or be counted as votes cast, and therefore, will not affect the outcome of the vote on the ratification of auditors.

Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders at the Annual Meeting is required to ratify the shareholder proposal.  Abstentions and broker non-votes will not constitute or be counted as votes cast, and therefore, will not affect the outcome of the vote on this shareholder proposal.

All Proxies properly executed and not revoked will be voted as specified.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Corporation appointed the following standing committees for 2009:

		Number of Times
		Met During 2009
AUDIT:	James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III,
	R. Edward Nestlerode, Jr., and James E. Plummer	4

EXECUTIVE:	Michael J. Casale, Jr., H. Thomas Davis, Jr.,
	R. Edward Nestlerode, Jr., and Hubert A. Valencik	0

The Bank appointed the following standing committees for 2009:

AUDIT:	James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III,
	R. Edward Nestlerode, Jr., and James E. Plummer	4

BUILDING &	Michael J. Casale, Jr., H. Thomas Davis, Jr., James M. Furey, II,
INSURANCE:	Leroy H. Keiler, III, and Hubert A. Valencik	0

EXECUTIVE:	Michael J. Casale, Jr., H. Thomas Davis, Jr., James M. Furey, II,
	R. Edward Nestlerode, Jr., and Hubert A. Valencik	0

COMPENSATION	Michael J. Casale, Jr., H. Thomas Davis, Jr., D. Michael Hawbaker
& BENEFITS:	R. Edward Nestlerode, Jr., and James E. Plummer	1

ASSET LIABILITY:	James M. Furey, II, D. Michael Hawbaker, Leroy H. Keiler, III,
	James E. Plummer, William H. Rockey, Hubert A. Valencik, Ronald A. Walko,
	Robert J. Glunk, Brian L. Knepp, Ann M. Riles, and Janine E. Packer	4
	Mr. Glunk, Mr. Knepp, Mrs. Riles, and Mrs. Packer are employees of the Bank.

The Audit Committee is composed of five (5) independent directors within the meaning of the NASDAQ listing standards.  The Audit Committee operates under a written charter, a copy of which is available on our website, www.jssb.com, under Investor Relations/ Financial Information/ Governance Documents and is available upon written request to the President.  The Board of Directors has designated James E. Plummer as the Audit Committee financial expert.  The Audit Committee is responsible for the appointment, compensation, oversight, and termination of the Corporation’s independent auditors.  The Audit Committee is required to pre-approve audit and certain non-audit services performed by the independent auditors.  The Audit Committee also assists the Board of Directors in providing oversight over the integrity of the Corporation’s financial statements, compliance with applicable legal and regulatory requirements and the performance of our internal audit function.  The Audit Committee also is responsible for, among other things, reporting to the Board of Directors on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Importantly, from a corporate governance perspective, the Audit Committee regularly evaluates the independent auditors’ independence, including approving consulting and other legally permitted, non-audit services provided by the auditors and the potential impact of the services on the auditors’ independence.  The Audit Committee meets periodically with the independent auditors and the internal auditors outside of the presence of management, and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management.  The Audit Committee reviews and discusses with management earnings releases, including the use of pro forma information.

The Audit Committee also discusses with management and the independent auditors the effect of accounting initiatives.  The Audit Committee also is responsible for receiving and retaining complaints and concerns relating to accounting and auditing matters.

The Board of Directors of the Corporation met thirteen (13) times during 2009.  The Board of Directors of the Bank met twenty-five (25) times during 2009.  All of the Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the Committees of which they were members.

The Board of Directors utilizes a leadership structure that has the President and Chief Executive Officer (who is the Corporation’s principal executive officer and a director) acting in the capacity as board chairman, without a designated independent lead director.  This structure allows for freedom of expression as no single director is looked upon as having a greater influence than another.  In addition, the structure creates efficiency in the preparation of the meeting agendas and related board materials because the principal executive officer works more closely with those preparing the necessary documents and is tied to overall daily operations of the Corporation.  Agendas are also prepared with the input of the full Board of Directors allowing for any concerns or risks to be discussed as deemed appropriate.

Each member of the Board of Directors has a responsibility to monitor and manage risks faced by the Corporation.  At a minimum, this requires the members of the Board of Directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors.  Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the Board of Directors through its review of the Corporation’s and the Bank’s compliance with regulations set forth by the banking regulatory authorities.  Because risk oversight is a responsibility for each member of the Board of Directors, the Board’s responsibility for risk oversight is not concentrated into a single committee.  Instead, oversight is delegated, to a large degree, to the various board committees with an independent director serving in the capacity of committee chairman. These committees meet formally, as needed, to discuss risks and monitor specific areas of the Corporation’s performance with their findings reported at the next scheduled full meeting of the Board of Directors.  In addition, the composition of the Board of Directors and normal agenda allow for the continuous oversight of risk by providing an environment which encourages the directors to ask specific questions or raise concerns and allots them sufficient time and materials to do so effectively.  The overlap of committee membership provides a broad perspective of various risks and the actions undertaken to manage risks in today’s environment.

In the view of the Board of Directors, all directors who are independent within the meaning of the NASDAQ listing standards should participate in the selection of director nominees.  Accordingly, all directors, except for Directors Walko and Rockey participate in the selection of director nominees.  Directors who participate in the selection of director nominees operate under a written charter, a copy of which is available on our website, www.jssb.com, under Investor Relations/ Financial Information/ Governance Documents and is available upon request to the President.  Independent directors considering the selection of director nominees will consider candidates recommended by shareholders.  Shareholders desiring to submit a candidate for consideration as a nominee of the Board of Directors must submit the same information with regard to the candidate as that required to be included in the Corporation’s proxy statement with respect to nominees of the Board of Directors in addition to any information required by the Bylaws of the Corporation.  Shareholder recommendations should be submitted in writing to Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, PA 17701 (Attention: President and Chief Executive Officer), on or before December 31 of the year preceding the year in which the shareholder desires the candidate to be considered as a nominee.  Although the Board of Directors at this time does not utilize specific written qualifications, candidates must have a general understanding of the financial services industry or otherwise be able to provide some form of benefit to the Corporation’s business, possess the skills and capacity necessary to provide strategic direction to the Corporation, be willing to represent the interests of all shareholders, be able to work in a collegial board environment, and be available to devote the necessary time to the business of the Corporation.  In addition to these requirements, candidates will be considered on the basis of diversity of experience, skills, qualifications, occupations, education, and backgrounds, and whether the candidate’s skills and experience are complementary to the skills and experience of other Board members.  Candidates recommended by shareholders will be evaluated on the same basis as candidates recommended by the independent directors.

Nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be submitted to the Secretary of the Corporation not less than ninety (90) days or more than one hundred fifty (150) days prior to the Annual Meeting, which notice must contain certain information specified in the Bylaws.  No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement.  If a nomination is attempted at the Annual Meeting that does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.

COMPENSATION OF DIRECTORS

Director Compensation Table

					Change in Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)(1)	($)	($)
Michael J. Casale, Jr.	$28,400	$—	$—	$—	$—	$—	$28,400

H. Thomas Davis, Jr.	$28,000	$—	$—	$—	$—	$—	$28,000

James M. Furey, II	$32,800	$—	$—	$—	$—	$—	$32,800

D. Michael Hawbaker	$30,800	$—	$—	$—	$—	$—	$30,800

Leroy H. Keiler, III	$32,000	$—	$—	$—	$—	$—	$32,000

R. Edward Nestlerode, Jr.	$28,300	$—	$—	$—	$—	$—	$28,300

James E. Plummer	$37,100	$—	$—	$—	$—	$—	$37,100

Hubert A. Valencik	$30,800	$—	$—	$—	$—	$—	$30,800

(1)       Represents portion, if any, of interest credited to the director’s deferred fee account which exceeds 120% of the applicable federal rate under the Internal Revenue Code.  The director fee agreements are described below.

The Corporation paid an $8,000 retainer fee to each Director of the Corporation during 2009.  All directors of the Bank received $800 for each meeting of the Board of Directors of the Bank, $500 for each Audit or Asset Liability Committee meeting, and $400 for all other committee meetings of the Board of Directors of the Bank that the director attended during 2009.  In addition, directors receive compensation for accompanying an officer on property appraisals at a rate of $20 for the first hour and $10 for each subsequent hour.  Mr. Plummer also receives $150 for each Board meeting for his service as the Secretary of the Board of Directors.  In the aggregate, the existing Board of Directors of the Corporation earned $303,400 for all Board of Directors’ meetings and committee meetings of the Corporation and the Bank attended.  This total also includes the total received for appraisals and the secretarial function.  A portion of fees earned is used to fund a deferred compensation plan for the directors who participated in this plan.

The Bank and Messrs. Casale, Furey, Rockey, and Walko have entered into director fee agreements pursuant to which each participating director may defer payment of all or a portion of his director’s fees earned for service on the Boards of Directors of the Corporation and the Bank.  The Bank has established a deferral account for each participating director on its books.  Benefits are funded by each director’s fees and the Bank’s general assets and are payable upon retirement, early termination, disability, death, or the occurrence of a change in control of the Corporation or the Bank.  Interest is credited to each deferral account at an annual rate equal to 50% of the Corporation’s return on equity for the immediately prior year, compounded monthly.  Following termination of service, interest is credited to a deferral account at a rate based on the yield of the 10-year treasury note.  A participating director may receive a benefit if the Board of Directors has determined that, following a request by a participating director, such director has suffered a severe unforeseeable financial hardship and becomes payable at the Board of Directors discretion.  Generally, the payments are payable, at the participating director’s prior election, in a lump sum or in 60 equal monthly installments.  Following the occurrence of a triggering event, payments will commence within 30 days after, at the participating director’s prior election, his retirement or termination of service, or the occurrence of a change in control of the Corporation or the Bank.  If payments were not triggered until the participating director’s death, the benefits will be paid within 90 days following receipt of the director’s death certificate.  For more information regarding the agreements with Messrs. Walko and Rockey, see the “Executive Compensation” discussion below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Director Plummer retired from the Bank in June 1995.  Prior to his retirement, he was the President of Lock Haven Savings Bank until April 1995.  He is currently a member of the Compensation and Benefits Committee.  Mr. Plummer has no disclosable relationships or related transactions with the Corporation or any other subsidiary.  He is Secretary of the Board of Directors of the Bank.  Directors Casale, Davis, Furey, Hawbaker, Keiler, Nestlerode, and Valencik have lending relationships with the Bank, our wholly owned banking subsidiary, which were made, and presently are, in compliance with Regulation O under the federal banking laws.  For more information relating to loans to our directors, see “Certain Transactions.”  With these exceptions, no member of the Compensation and Benefits Committee (i) was, during the 2009 fiscal year, or had previously been, an officer or employee of the Corporation or its subsidiaries nor (ii) had any direct or indirect material interest in a transaction of the Corporation or a business relationship with the Corporation, in each case that would require disclosure under applicable rules of the SEC.  No other interlocking relationship existed between any member of the Compensation and Benefits Committee or an executive officer of the Corporation, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions, or the full Board of Directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Bylaws provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) directors who are shareholders, the exact number to be fixed and determined from time to time by resolution of the full Board of Directors or by resolution of the shareholders at any annual or special meeting.  The Board of Directors has set the number of directors at ten (10).  The Articles of Incorporation and Bylaws further provide that the directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2, and Class 3.  The directors of each class serve for a term of three (3) years and until their successors are elected and qualified.  Under Pennsylvania law, directors of the Corporation can be removed from office by a vote of shareholders only for cause.  The directors of the Corporation serve as follows:

Nominees for election of Class 1	Class 2 Directors	Class 3 Directors
whose term expires in 2013:	Directors to serve until 2012:	whose term expires in 2011:
Michael J. Casale, Jr. (age 58)	Leroy H. Keiler, III (age 46)	H. Thomas Davis, Jr. (age 61)
R. Edward Nestlerode, Jr. (age 57)	James E. Plummer (age 67)	James M. Furey, II (age 62)
William H. Rockey (age 63)	Hubert A. Valencik (age 68)	D. Michael Hawbaker (age 42)
Ronald A. Walko (age 63)

The Board of Directors has affirmatively determined that all of the Corporation’s directors are independent within the meaning of the NASDAQ listing standards, except for Ronald A. Walko, President and Chief Executive Officer of the Corporation and the Bank, and William H. Rockey, Senior Vice President of the Corporation and the Bank.  The Board categorically determined that a lending relationship resulting from a loan made by the Bank to a Director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also categorically determined that maintaining with the Bank a deposit, savings, or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.

The Proxies solicited hereunder will be voted “FOR” (unless otherwise directed) the four (4) director nominees of the Board of Directors listed previously for election as Class 1 directors.  Each nominee has agreed to serve if elected and qualified.  The Corporation does not contemplate that any nominee will be unable to serve as a director for any reason.  However, in the event one or more of the nominees should be unable to stand for election, Proxies will be voted for the remaining nominees and such other persons selected by the Board of Directors, in accordance with the best judgment of the proxy holders.

INFORMATION AS TO NOMINEES AND DIRECTORS

Set forth below is the principal occupation and certain other information regarding the nominees and other directors whose terms of office will continue after the annual meeting.  In addition, below we provide the particular experience, qualification, attributes, or skills that led the Board of Directors to conclude that each director and nominee should serve as a director.  Share ownership information for each director and nominee is included under “Beneficial Ownership and Other Information Regarding Directors and Management.”

NOMINEES FOR DIRECTOR

Michael J. Casale, Jr. is a partner in the law firm of Casale & Bonner PC.   Mr. Casale has served as a director of the Corporation since 1999. Because banking is a highly regulated industry and success in the industry is dependent on adequately managing certain lending risks, Mr. Casale’s experience as an attorney is helpful to the Board in reviewing the Bank’s legal matters and documentation related to commercial lending matters.

R. Edward Nestlerode, Jr. is a Vice President and Chief Executive Officer of Nestlerode Contracting Co., Inc., which specializes in bridge building.  Mr. Nestlerode has served as a director of the Corporation since 1995.  Mr. Nestlerode maintains strong community ties in the Clinton County area, which is a region that the Bank intends to grow its business. Through his business, Mr. Nestlerode has developed knowledge of the construction industry, which provides the Board with insight regarding the development of potential customer relationships and opportunities for the Bank.  In addition, Mr. Nestlerode’s previous experience as a Chief Financial Officer is valuable as a member of the Audit Committee.

William H. Rockey joined Penns Woods Bancorp, Inc. in 1999 as Senior Vice President as part of our expansion into the Centre County region.  He was the president of the former First National Bank of Spring Mills.  Mr. Rockey has served as a director of the Corporation since 1999.  Mr. Rockey’s ties to Centre County will assist the Bank in growing its business in the Centre County region.  In addition, Mr. Rockey’s  current position with the Corporation, along with his professional banking experience outside of the Corporation and the Bank, provides the Board with insight as to how the Bank’s operations, policies, and implementation of strategic plans compare to its peers.

Ronald A. Walko joined the Bank in 1986 as Vice President and Senior Loan Officer.  He was elected Executive Vice President and Chief Executive Officer of Penns Woods Bancorp, Inc. and the Bank in May 1999, and became President and Chief Executive Officer of Penns Woods Bancorp, Inc. and the Bank in August 2000.  For the efficient operation of the Board, the Board believes that the President and Chief Executive Officer should have a position on the Board to act as a liaison between the Board and management and to ensure that the Board’s oversight responsibilities are fulfilled by ensuring the Board members receive information from management in a timely and accurate manner, which permits them to carry out their responsibilities effectively.  With 24 years of service with the Bank, Mr. Walko possesses a deep understanding of the Bank’s operations.

DIRECTORS CONTINUING IN OFFICE

H. Thomas Davis, Jr. is President and Chief Executive Officer of Franklin Insurance Co., Inc. (“Franklin”), a provider of property and casualty insurance and a director of Franklin’s public company parent, Mercer Insurance Group, Inc.  Mr. Davis has served as a director of the Corporation since 1999.  Mr. Davis’ extensive knowledge of the insurance industry remains important to the Board for its oversight of the Bank’s wholly owned subsidiary, The M Group, Inc., d/b/a The Comprehensive Group, which sells insurance products.

James M. Furey, II is President and owner of Eastern Wood Products.  Mr. Furey has served as a director of the Corporation since 1990.  Through Mr. Furey’s professional experience in the lumber industry, which is significant in the Williamsport region, he has developed strong ties to the community there, which remains the Bank’s primary market.  From these community relationships, Mr. Furey provides the Board with insight as to the growth opportunities and real estate industry within the Williamsport region.

D. Michael Hawbaker is Executive Vice President of Glenn O. Hawbaker, Inc., a provider of heavy construction services and products throughout the Company’s market area in Centre County, Pennsylvania.  Mr. Hawbaker has served as a director of the Corporation since 2007. Mr. Hawbaker, as our youngest Board member, adds to the diversity of the Board and helps to ensure that the Board will develop Board members with a depth of knowledge of the Corporation and the Bank, in order to avoid knowledge and experience voids as older Board members retire.  Additionally, Mr. Hawbaker understands the community and political landscape of the Centre County area where the Board intends to continue to grow the Bank’s business.  Mr. Hawbaker possesses a level of financial acumen important to his service as a member of the Audit Committee.

Leroy H. Keiler, III operates Leroy H. Keiler, Attorney at Law.  Mr. Keiler has served as a director of the Corporation since 2006. Because banking is a highly regulated industry and success in the industry is dependent on adequately managing certain lending risks, Mr. Keiler’s experience as an attorney is helpful to the Board in reviewing the Bank’s legal matters and documentation related to residential lending matters.  Additionally, Mr. Keiler’s relatively younger age adds to the diversity of the Board and helps to ensure that the Board will develop Board members with a depth of knowledge of the Corporation and the Bank, in order to avoid knowledge and experience voids as older Board members retire.

James E. Plummer is the Secretary of the Board of Directors and is the retired former President of Lock Haven Savings Bank.  Mr. Plummer has served as a director of the Corporation since 1995.  Through his years of professional experience in the banking industry, Mr. Plummer has developed significant industry knowledge and an understanding of the financial and accounting matters of the level of complexity faced by the Corporation.  This knowledge and experience remains important to the Board as he serves as the Audit Committee Financial Expert.

Hubert A. Valencik is a retired former Senior Vice President and Chief Operations Officer of the Bank and Senior Vice President of Penns Woods Bancorp, Inc.  Mr. Valencik has served as a director of the Corporation since 2005.  As the former Chief Operations Officer of the Bank, Mr. Valencik continues to provide the Board valuable insight and information regarding the operations of the Bank, which assists the Board in providing adequate levels of management oversight.

PRINCIPAL OFFICERS OF THE CORPORATION

The following table lists the Executive Officers of the Corporation as of March 2, 2010:

				Number of
			Bank	Shares	Year First
		Position and/or Offices	Employee	of the	Elected an
Name	Age	With the Corporation	Since	Corporation	Officer
Ronald A. Walko	63	President & Chief Executive Officer	1986	21,054	1987
Brian L. Knepp	35	Chief Financial Officer	2005	320	2005
William H. Rockey	63	Senior Vice President	1999	32,789	1999

Mr. Walko joined the Bank in 1986 as Vice President and Senior Loan Officer.  He was elected Executive Vice President and Chief Executive Officer of Penns Woods Bancorp, Inc. and the Bank in May 1999, and became President and Chief Executive Officer of Penns Woods Bancorp, Inc. and the Bank in August 2000.

Mr. Knepp joined the Bank in 2005 as Vice President — Finance and became the Chief Financial Officer in April 2008.

Mr. Rockey joined the Bank in 1999 as Senior Vice President.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL OWNERS

As of March 2, 2010, there were no persons who owned of record or who are known by the Board of Directors to be beneficial owners of more than 5% of the Corporation’s Common Stock.

BENEFICIAL OWNERSHIP AND OTHER INFORMATION REGARDING DIRECTORS AND MANAGEMENT

The following table sets forth as of March 2, 2010, information regarding the number of shares and percentage of the outstanding shares of common stock beneficially owned by each director, executive officer, and as a group.  Unless otherwise indicated in a footnote, shares of our common stock have not been pledged as security.

Name	Principal Occupation for Past Five Years	Year First Became a Director	Amount & Nature of Beneficial Ownership (1)		% of Total Shares Outstanding
Michael J. Casale, Jr.	Partner in the Law Firm of Casale & Bonner PC	1999	21,584	(2)	0.56%
H. Thomas Davis, Jr.	President & Chief Executive Officer of Franklin Insurance Co., Inc.	1999	18,296	(3)	0.48%
James M. Furey, II	President & Owner of Eastern Wood Products	1990	13,237	(4)	0.35%
D. Michael Hawbaker	Executive Vice President of Glenn O. Hawbaker, Inc.	2007	400	(5)	0.01%
Leroy H. Keiler, III	Leroy H. Keiler, III, Attorney at Law	2006	493	(6)	0.01%
Brian L. Knepp	Chief Financial Officer of the Corporation and Bank	N/A	320	(7)	0.01%
R. Edward Nestlerode, Jr.	Vice President and Chief Executive Officer of Nestlerode Contracting Co., Inc.	1995	14,737	(8)	0.38%
James E. Plummer	Secretary of the Bank; Retired, Former President of Lock Haven Savings Bank	1995	33,799	(9)	0.88%
William H. Rockey	Senior Vice President of the Bank; Senior Vice President of the Corporation;	1999
	Former President of First National Bank of Spring Mills		32,789	(10)	0.85%
Hubert A. Valencik	Retired; Former Senior Vice President & Chief Operations Officer of the Bank;	2005
	Former Senior Vice President of the Corporation		15,078	(11)	0.39%
Ronald A. Walko	President & Chief Executive Officer of the Corporation and Bank	2000	21,054	(12)	0.55%
All Executive Officers and Directors as a Group			171,787		4.47%

(1)	The amounts include the following shares of our common stock that the individual has the right to acquire as of March 2, 2010 by exercising outstanding stock options:

R. Edward Nestlerode, Jr.	330	James E. Plummer	330	H. Thomas Davis, Jr.	330

Total shares available to acquire by exercising outstanding stock options: 990

(2)	Includes 15,918 shares held jointly with his spouse, 660 shares held by his spouse, and 5,006 shares held by his children.
(3)	Includes 17,966 shares held individually.
(4)	Includes 6,347 shares held jointly with his spouse, 6,310 held individually, and 580 shares held by his spouse.
(5)	Shares held jointly with his spouse.
(6)	Shares held jointly with his spouse.

(7)	Shares held individually.
(8)	Includes 6,947 shares held jointly with his spouse and his father, 5,862 shares held individually, and 452 shares held by his children, and 1,146 shares held by Nestlerode Contracting Co., Inc.
(9)	Includes 23,112 shares held jointly with his spouse, 8,790 shares held individually, and 1,567 shares held by his spouse.
(10)	Includes 31,670 shares held jointly with his spouse, and 1,119 shares held individually.
(11)	Includes 3,310 shares held jointly with his spouse, and 11,768 shares held individually.
(12)	Includes 19,049 shares held jointly with spouse and children, 1,476 shares held individually, 435 shares held by his spouse, and 94 shares held jointly by his spouse and children.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors, and any persons owning ten percent or more of our common stock, to file in their personal capacities initial statements of beneficial ownership on Form 3, statements of changes in beneficial ownership on Form 4, and annual statements of beneficial ownership on Form 5 with the Securities and Exchange Commission (the “SEC”).  Persons filing such beneficial ownership statements are required by SEC regulation to furnish us with copies of all such statements filed with the SEC.  The rules of the SEC regarding the filing of such statements require that “late filings” be disclosed in the Corporation’s proxy statement.  Based solely on our review of any copies of such statements and amendments thereto furnished to us, we believe that all such statements were timely filed in 2009.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis addresses the following issues: members of the Compensation and Benefits Committee (the “Committee”) and their role, compensation-setting process, philosophy regarding executive compensation, and components of executive compensation.

Committee Members and Independence

The Committee is comprised of five (5) independent directors under the requirements set forth in the NASDAQ listing standards.  The members of the Committee are: Michael J. Casale Jr., H. Thomas Davis, Jr., D. Michael Hawbaker, R. Edward Nestlerode Jr., and James E. Plummer.

Role of Committee

The Committee’s focus is to establish a compensation policy and philosophy that will enable the Corporation to attract, retain, motivate, and reward executive officers that are critical to the success of the Corporation.  In doing so, the Committee:

•                  reviews and adjusts the principles guiding the compensation policy to maintain alignment with short and long-term strategic goals and to build shareholder value;

•                  establishes performance objectives including, but not limited to, earnings, return on assets, return on equity, total assets, and quality of the loan portfolio;

•                  evaluates the performance of the executive officers in comparison to the performance goals;

•                  determines the compensation of executive officers and the components of the compensation;

•                  administers the retirement plans of the Corporation, including the defined benefit, defined contribution, and 401(k) plans;

•                  administers the 2006 Employee Stock Purchase Plan;

•                  recommends changes to compensation plans, cash or equity, to the full Board of Directors;

•                  reviews and recommends changes to succession plans; and

•                  reviews and recommends changes to director compensation.

Committee Meetings

The Committee meets as often as necessary.  During 2009, the Committee held one meeting at which it determined and approved wage and benefit changes for the 2010 fiscal year.  The Committee does not maintain a written charter.  The Committee works with the President and Chief Executive Officer to determine the meeting agenda and material to be reviewed.  The materials and inputs utilized may include, but are not limited to, the following:

•                  financial reports outlining budget to actual performance;

•                  reports of corporate achievement/recognition by outside parties;

•                  forecasted financial results as compared to the current budget and actual results;

•                  peer financial analysis and comparison;

•                  completion and progress of meeting strategic goals;

•                  peer equity and cash compensation data;

•                  national and regional compensation surveys; and

•                  financial impact of current and proposed compensation programs.

Committee Process

The Committee sets the compensation of the executive officers and other employees during the fourth quarter of each fiscal year for the next year.  Although the decisions are made in the fourth quarter, the Committee continuously monitors the performance of the Corporation and executives throughout the year as part of the routine full Board of Directors meetings.

The Committee utilizes the input and assistance of management when making compensation decisions.  Management input includes:

•                  employee performance evaluations and compensation recommendations;

•                  reporting actual and forecasting future results;

•                  establishing performance objectives;

•                  review and recommendations of non-cash employee compensation programs; and

•                  assistance with Committee meeting agendas.

The President and Chief Executive Officer has direct involvement with the Committee during the meetings in order to provide status updates on the attainment of strategic goals, discuss performance evaluations, and make recommendations on executive officer compensation packages, for the named executive officers other than himself.

Annually, the Committee meets to evaluate the performance of the executive officers, set the compensation for the following fiscal year, and to determine their cash bonus to be paid for the current year.

Compensation Elements

Base Salary

The Committee believes that the base salary of the named executive officers is the cornerstone of the compensation package and is the primary source of compensation to the executive.  The base salary provides a consistent level of pay to the executive, which the Committee feels decreases the amount of executive turnover, promotes the long-term goals of the Corporation, and is a tax deductible expense.  The factors used in determining the level of base salary include the executive’s qualifications and experience, tenure with the Corporation, responsibilities, attainment of goals and objectives, past performance, and peer practices.  A review of past performance and the attainment of goals and objectives are reviewed annually as part of the formal annual performance review.  During the review, which occurs during the fourth quarter, objectives and goals for the next year and upcoming milestones related to the corporate strategic plan are discussed.  Peers for the Corporation are bank holding companies within the Philadelphia Federal Reserve District with assets between $500 million and $1 billion and include the following:

ACNB Corporation	AmeriServ Financial, Inc.	CCFNB Bancorp, Inc.
Citizens Financial Services, Inc.	Codorus Valley Bancorp, Inc.	Comm Bancorp, Inc.
DNB Financial Corporation	ENB Financial Corporation	Fidelity D & D Bancorp, Inc.
First Keystone Corporation	Franklin Financial Services Corp.	Harleysville Savings Financial Corp.
Mid Penn Bancorp, Inc.	Penseco Financial Services Corp.	QNB Corporation
Tower Bancorp, Inc.

Data for these peers is gathered from various sources including, but not limited to, SEC filings, Federal Reserve filings, and other information publicly released by the peer companies.

Annual Bonus Program

The Committee administers an annual cash bonus program to reward the named executive officers and other officers for their continued support and attainment of corporate and personal goals as outlined during their annual performance reviews as noted in the Base Salary discussion.  Cash payments are approved by the Committee based on the recommendation of the President and Chief Executive Officer except for his, which is determined by the Committee.  The program is discretionary and not tied to any specific performance criteria or formula.  The Committee does, however, review the Corporation’s levels of net income, return on assets, return on equity and credit quality for the relevant year an in light of historical performance, and also compares the Corporation’s performance to the performance of its peers as reported in the Uniform Bank Holding Company Performance Report and Uniform Bank Performance Report.  The Committee considers each metric including peer comparisons, in the aggregate, and not individually, with no single component being determinative receiving a specific weighting.  The Committee also considers the results of individual annual performance reviews for the relevant year in determining bonus amounts.  The Chief Executive Officer recommends bonus amounts for named executive officers other than himself, but the Committee is not obligated to accept such recommendations.  For 2009, the Committee concluded that the Corporation achieved a level of performance in terms of net income, return on assets, return on equity, and credit quality, individually, and relative to its peers, and considering the Corporation’s historical performance, which warranted the bonus amounts disclosed in the “Summary Compensation Table.”  For 2009, the Committee awarded annual bonuses to the named executive officers of $85,810 in the aggregate.  The bonus amounts for 2009 included a discretionary special bonus payable to all employees of the Corporation equivalent to one and one-half weeks of salary.

For 2010, the Board plans to adopt a Performance-Based Cash Incentive Plan.  The plan would provide at-risk compensation awards to eligible employees, which will include full-time employees of the Bank (except employees who are eligible for employee commission incentive programs) and part-time employees who are eligible to participate in the Bank’s Pension Plan and/or 401(k) Plan.  In addition, the employee must receive an overall rating of “Good” or higher on his or her most recent individual performance appraisal prior to the end of the plan year.  The plan will be designed to support organizational objectives and financial goals set forth in the Bank’s strategic business plan and financial plan.  The plan will further align the interests of the Corporation’s shareholders with those of the Bank’s employees and assist the Bank in attracting, retaining and motivating high-quality personnel, who contribute to the success and profitability of the Bank.

The Committee by resolution will establish six target results criteria on an annual basis.  Target results will be the annual goals of the Bank, which are consistent with the Bank’s strategic business plan and financial plan, which must be met in order to receive a cash award under the plan.  The target results will integrate industry peer group standards with the goals set forth in the Bank’s strategic business plan and financial plan. Targets will be weighted to reflect the relative importance of each goal to the Bank’s goals under its strategic business plan and financial plan.  Target measures that may be used by the Committee include, but are not limited to, return on equity, gross loan growth, growth in deposits (excluding brokered deposits), growth in core deposits, net interest margin, and net overhead as a percent of average assets.  Target results will be set at levels intended to be challenging, but more likely than not to be achieved, or come substantially close to being achieved.

The Committee will have the discretion to exclude nonrecurring or extraordinary items of income, gain, expense or loss, or any other factor it may deem relevant in its determination as to whether the target results have been satisfied.  The Committee must conclude that an award, in such a circumstance, would ensure that the best interests of the Bank and the Corporation’s shareholders are protected and are not in conflict with the interests of the plan’s participants.

Cash awards will be based upon a percentage of eligible compensation, which will be the employee’s Form W-2 gross wages net of any amount included as a payment for any prior year bonus awards.  The higher the eligible employee’s position is with the Bank, the greater the percentage of the employee’s eligible compensation may be received as a cash award.  This reflects the Bank’s belief that the performance of our named executive officers and other members of upper management has relatively greater impact on the performance of the Bank.

If the plan participants’ employment is terminated with the Bank, other than death or retirement (which generally will be attaining the age of 65) during the plan year, the participant will not be eligible to receive a bonus award even if the target results are reached. If plan participant is terminated as a result of death or retirement and the participant worked at least six months during the plan year, the participant, or in the case of death, the participant’s beneficiary, will be eligible to receive a pro-rated bonus at the same time and manner as cash bonuses are paid to the other participants in the plan.

The plan will be administered by the Committee but annual awards determined by the Committee under the plan will be subject to the approval of the Board of Directors of the Bank.  The Committee may only make awards when it deems such awards are in the best interests of the Bank, the Corporation’s shareholders and the plan participants.  The Committee or the Board may take action to amend, modify, suspend, reinstate or terminate the Plan at any time, such amendments, modifications, suspensions, reinstatements or terminations may apply retroactively.

Equity Awards

The Committee currently does not use stock options as part of the compensation package for its named executive officers.  The Committee feels that the cash compensation provided at this time adequately rewards the named executive officers for their contribution to the Corporation.  In addition, the Committee believes shareholder value is better enhanced by the use of cash payments to the named executive officers versus the issuance of options, which may lead to an increased number of outstanding shares causing diminished share-based returns.  The named executive officers, as with all employees, wishing to acquire the Corporation’s common stock are eligible to participate in the 2006 Employee Stock Purchase Plan.

Additional Benefits

The named executive officers may participate in other employee benefit programs that are generally available to the other employees of the Corporation.  In addition, Messrs. Walko and Rockey are eligible to participate in the deferred fee program with respect to their director fees and our 401(k) plan.  Other perquisites received by executive officers are described within this Proxy Statement as part of the Summary Compensation table.

Employment and Change-in-Control Agreements

We have entered into employment agreements with each of Messrs. Walko and Rockey.  We have also entered into a change-in-control agreement with Mr. Walko.  A discussion of each executive’s agreement follows.

Mr. Ronald A. Walko

In August of 1991, Mr. Walko entered into an employment agreement with the Bank.  Under the terms of the agreement, he will receive an annual base salary of at least $271,018. The term of the agreement was five years, subject to automatic renewal after each successive five-year term.  The agreement was renewed in 2006 for a five-year period.

Under the current agreement, increases in compensation will be determined in accordance with the annual performance evaluation.  Mr. Walko has the right to terminate this agreement upon 60 days written notice to the Bank if he does not receive an increase in compensation on each annual anniversary date.  The Bank will also provide at its expense Mr. Walko with an automobile for business purposes, annual membership at the Ross Club or a similar organization or country club, and all benefits provided to other employees as set forth in the Employee Handbook.

The agreement may be terminated by the Bank for cause, willful misconduct or refusal in carrying out the duties assigned by the Board of Directors, whereby the Bank shall pay one-half the salary to Mr. Walko for the period of time between the date of termination and the end of term of the agreement, or the date Mr. Walko commences comparable employment on a full time basis elsewhere, whichever occurs first.  If the agreement is terminated by the Bank without cause, the Bank shall pay Mr. Walko his full salary for the period of time between the date of termination and the end of the term of the agreement, or the date Mr. Walko commences comparable employment elsewhere on a full time basis, whichever occurs first.  If during the term of the agreement Mr. Walko dies or becomes disabled, Mr. Walko or his estate shall be paid an amount equal to six months compensation or the balance due under the agreement, whichever is less.  If Mr. Walko terminates this agreement because he is reduced to a lesser stature and authority, the Bank shall pay the balance of all sums due under the agreement up to the date of termination.  If Mr. Walko voluntarily terminates his agreement for reasons other than changes in stature and authority, he shall not work for another banking institution having an office in Lycoming County, Pennsylvania for a one-year period after the date of termination.

The Bank has also entered into a change-in-control agreement with Mr. Walko.  Under the terms of the agreement, if Mr. Walko’s employment is terminated within two years after a change in control of the Corporation, he will be entitled to receive from the Bank (i) his full compensation through the date of termination and (ii) a lump sum severance payment equal to two times the annual average of salary plus bonuses earned by him during the five calendar years preceding the date of termination; such amount would be prorated, however, if the termination occurs within two years of his 65th birthday.  The agreement also provides Mr. Walko with insurance coverage similar to those in effect immediately prior to the notice of termination for a period of twenty-four months; however, these will be reduced to the extent that he receives comparable benefits from another employer during the corresponding period.  In addition to the retirement benefits he is entitled to receive under the Bank Pension Plan or any other pension or retirement plan in which he participates, the Corporation will pay him a lump sum equal to the actuarial equivalent of the excess of the accrued retirement pension up to the date of termination, adjusted for an additional twenty-four months of credited service at his compensation and the actual accrued up to his date of termination (in no event will months of age or service credit be accumulated after his 65th birthday).

During any period following a change in control of the Corporation, if employment is terminated by the employer for disability, or by the employer or the employee by reason of retirement or death, the benefits will be determined in accordance with the Corporation’s programs then in effect.  If the employee is terminated for cause subsequent to a change in control or terminates employment other than for good reason (as defined in the change-in-control agreement) or retirement, he will receive full compensation through the date of termination and will have no further rights under this Agreement thereafter.

Mr. William H. Rockey

On January 11, 1999, Mr. Rockey entered into an employment agreement with the Corporation and the Bank.  The initial term of the agreement was three years and the agreement annually renews for a term ending three years from each annual anniversary date.  Under the terms of the agreement, he will receive an annual base salary of at least $123,096, subject to increases by the Bank.  Mr. Rockey is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership or other plans, benefits and privileges available to employees and executive officers of the Corporation and the Bank.

The agreement may be terminated by the Corporation and the Bank for cause (as defined in the Agreement), whereby the parties’ obligations under the agreement will cease.  If the agreement is terminated by the Corporation and the Bank without cause or Mr. Rockey voluntarily terminates his employment for good reason (as defined in the Agreement) following a change-in-control (as defined in the agreement), the Corporation or the Bank shall pay Mr. Rockey, in cash, within 30 days of termination, an aggregate amount equal to the greater of (x) two times Mr. Rockey’s then base salary or (y) the aggregate amount of base salary due and payable over the remaining employment period at the time of termination; provided, however, that in the event the lump sum payment described above, when added to all other amounts or benefits provided to Mr. Rockey upon termination, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986 (the “Code”) such lump sum shall be reduced to the extent necessary to avoid imposition of the tax.  If during the term of the agreement, Mr. Rockey voluntarily retires (not relating to a change in control), dies or becomes disabled, the obligations of the parties under the agreement will cease, unless Mr. Rockey was previously terminated without cause or  previously provided notice of termination for good reason following a change in control, in which case, Mr. Rockey, or his estate, as the case may be, will be entitled to the greater of the amount described in clauses (x) and (y) above.

The agreement contains noncompete covenants which generally prohibit Mr. Rockey from engaging in banking activities within a county or any contiguous county in which a branch office of the Bank is located.  These covenants extend for a period of one year in the event Mr. Rockey’s employment is terminated for cause.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on the Committee’s review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in, through incorporation by reference from this Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2009.

Michael J. Casale, Jr.
H. Thomas Davis, Jr.
D. Michael Hawbaker
R. Edward Nestlerode, Jr.
James E. Plummer

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report shall not be incorporated by reference into any such filing.

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation for services in all capacities to the Corporation and the Bank for the year ended December 31, 2009 for those persons who were as of December 31, 2009, the Principal Executive Officer, Principal Financial Officer, and other named executive officer whose total compensation exceeded $100,000:

Summary Compensation Table

							Change in Pension
							Value and
						Non-Equity	Nonqualified Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)	($)	($)	($)	($)(7)	($)(2)(3)	($)
Ronald A. Walko	2009	$292,218	$68,245	$—	$—	$—	$101,005	$9,157	$470,625
President and Chief	2008	$274,026	$67,950	$—	$—	$—	$173,023	$8,914	$523,913
Executive Officer (4)	2007	$272,024	$87,668	$—	$—	$—	$109,551	$8,431	$477,674

Brian L. Knepp	2009	$98,540	$13,443	$—	$—	$—	$—	$6,945	$118,928
Chief Financial Officer (5)	2008	$93,549	$13,299	$—	$—	$—	$—	$6,328	$113,176
	2007	$83,538	$11,010	$—	$—	$—	$—	$6,325	$100,873

William H. Rockey	2009	$150,096	$4,122	$—	$—	$—	$31,433	$5,372	$191,023
Senior Vice President (6)	2008	$139,086	$4,058	$—	$—	$—	$52,062	$5,100	$200,306
	2007	$145,476	$3,994	$—	$—	$—	$35,067	$5,277	$189,814

(1)

Total includes base salary and director’s fees for Messrs. Walko and Rockey and salary for Mr. Knepp. Messrs. Walko and Rockey received directors’ fees of $27,200 and $28,000 in 2009, $27,200 in 2008 and $27,000 and $27,800 in 2007, respectively. A retainer fee of $8,000, $8,000, and $7,000 is included in the directors’ fee total for 2009, 2008 and 2007, respectively.

(2)	The cost of certain perquisites and other personal benefits are not included because such total does not exceed $10,000.

(3)	Other compensation includes employer contributions to the Bank’s 401(k) Plan for the benefit of Messrs. Walko, Knepp, and Rockey.

(4)	Mr. Walko serves as both Chief Executive Officer and President of the Corporation and the Bank and is a member of the Board of Directors of the Corporation and the Bank.

(5)	Mr. Knepp serves as the Chief Financial Officer and Assistant Secretary of the Corporation and the Bank.

(6)	Mr. Rockey serves as Senior Vice President of the Corporation and the Bank, Secretary of the Corporation, and is a member of the Board of Directors of the Corporation and the Bank.

(7)

The amounts in the Change in Pension Value and Nonqualified Deferred Compensation earnings column include (i) the aggregate change in the actuarial present value of the officer’s accumulated benefit under the defined benefit pension plan for 2009, 2008, and 2007 ($101,005, $173,008, and $109,474 for Mr. Walko and $31,433, $52,039, and $34,940 for Mr. Rockey) and (ii) the portion of interest credited to a director’s deferred fee account during 2009, 2008, and 2007 which exceeds 120% of the relevant applicable federal rate under the Internal Revenue Code ($0, $15, and $77 for Mr. Walko and $0, $23, and $127 for Mr. Rockey). A description of the director deferred fee program is included under the heading “Compensation for Directors.” The pension plan is described under the heading “Retirement Plan” below.

GRANTS OF PLAN-BASED AWARDS

There were no grants of plan-based awards to our named executive officers during the 2009 fiscal year..

OUTSTANDING EQUITY AWARDS

There were no outstanding equity awards as of December 31, 2009 for our named executive officers.

OPTION EXERCISES AND STOCK VESTED

There were no options exercised or vested during the 2009 fiscal year.

NONQUALIFED DEFERRED COMPENSATION

The following table shows contributions during and earnings for 2009, as well as the aggregate balance at December 31, 2009, for the director deferred fee accounts for Messrs. Walko and Rockey.  Mr. Knepp is not a director and accordingly does not participate in the director’s deferred fee program.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals /	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year-End
Name	($)	($)	($)	($)	($)
Ronald A. Walko (1)	$15,360	$—	$5,740	$—	$130,534

Brian L. Knepp	$—	$—	$—	$—	$—

William H. Rockey (1)	$20,000	$—	$8,765	$—	$196,976

(1)          Of the amounts reported, all of the contributions are included in the Summary Compensation Table.

RETIREMENT PLAN

The Bank maintains a noncontributory defined benefit pension plan for all employees hired prior to January 1, 2004, who meet certain age and length of service requirements.  Benefits are based primarily on years of service and the average annual compensation earned by an employee, which is the employee’s annual compensation averaged over the five highest paid consecutive calendar years within the final ten years of employment.  Annual compensation is based upon the employee’s W-2 wages, which includes base salary, bonus, personal vehicle mileage for certain executive officers, and life insurance coverage that exceeds $50,000.  The Bank’s funding policy is consistent with the funding requirements of federal law and regulations.  Plan assets are primarily comprised of common stocks and U.S. Government and corporate debt securities.  The plan was amended, effective January 1, 2004, to cease eligibility for employees with a hire date of January 1, 2004 or later.  Because Mr. Knepp joined the Bank in 2005, he is not eligible to participate in the pension plan and is, therefore, excluded from the table below. Employees with a hire date of January 1, 2004 or later are eligible to receive, after one year of service, an annual contribution by the Bank equal to a discretionary percentage of an employee’s base compensation into an account established for the employee under the Bank’s 401(k) plan.  The accrued normal retirement benefit under the plan is determined by the following formula:  1.4% of the average annual compensation up to social security covered compensation multiplied by the credited service, plus 2% of the average annual compensation that is in excess of the Social Security covered compensation multiplied by the number of years of credited service.

The following table sets forth the total number of years of credited service and the present value of the accumulated benefit as of December 31, 2009 for the named executive officers who participate in the defined benefit pension plan.

Pension Benefits Table

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
Ronald A. Walko	Jersey Shore State Bank Retirement Plan	22.25	$897,052	$—

William H. Rockey	Jersey Shore State Bank Retirement Plan	11.25	$237,300	$—

POTENTIAL POST-EMPLOYMENT PAYMENTS

Each of Messrs. Walko and Rockey will be entitled to certain contractual benefits if his employment terminates under certain circumstances preceding or following a change in control.  The agreements are described under the caption “Employment and Change-in-Control Agreements” included in the Compensation Discussion and Analysis.  We calculated the potential post-employment payments due to each of our named executive officers assuming each named executive officer terminated employment or a change in control occurred on December 31, 2009.  Actual amounts payable can only be determined at the time of such executive’s termination.  The following table summarizes the potential payments to Messrs. Walko and Rockey. Mr. Knepp is not a party to a contract which would provide post-employment payments.

		Before Change in Control				After Change in Control
		Termination for Death or Disability	Involuntary Termination for Cause	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason
Ronald A. Walko	Severance (1)	$132,509	$221,846	$443,691	$—	$999,181	$555,490
	Medical continuation (2)	—	—	—	—	18,672	18,672
	Additional service credit under pension plan (3)	—	—	—	—	104,829	104,829
	Value of accelerated stock options (4)	—	—	—	—	—	—
	Value of accelerated restricted stock (4)	—	—	—	—	—	—
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	(194,738)	—
	Total	$132,509	$221,846	$443,691	$—	$927,944	$678,991
William H. Rockey	Severance (1)	$—	$—	$244,359	$—	$244,359	$244,359
	Medical continuation (2)	—	—	—	—	—	—
	Value of accelerated stock options (4)	—	—	—	—	—	—
	Value of accelerated restricted stock (4)	—	—	—	—	—	—
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$—	$—	$244,359	$—	$244,359	$244,359

(1) For severance and medical continuation payment calculation, and time and form of such payments, see “Employment and Severance Agreements.”

(2) Assumes no increase in the cost of welfare benefits.

(3) For information regarding calculation of pension benefits, see “Retirement Plan.”

(4) All equity awards are vested.

EQUITY COMPENSATION PLAN INFORMATION

The table summarizes the equity compensation awards currently outstanding but not exercised.  As noted to below, no securities remain available for issuance under the Corporation’s equity compensation plan.

Number of
securities remaining
	Number of		available for future
	securities to be	Weighted-	issuance under
	issued upon	average	equity compensation
	exercise of	exercise of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	990	$24.72	—

Equity compensation plans not approved by security holders	—	—	—
Total	990	$24.72	—

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of five (5) independent directors as defined under NASDAQ listing standards.  The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website, www.jssb.com, under Investor Relations/Financial Information/ Governance Documents and is available upon request to the President.

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2009, and discussed them with management and our independent registered public accounting firm, S.R. Snodgrass, A.C.  The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the U.S. Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received from our independent auditor the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with management and the independent accountant the accountant’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that our audited financial statements for the fiscal year ended December 31, 2009 be included in our Annual Report on Form 10-K for that fiscal year for filing with the SEC.

In connection with standards for independence of our external auditors issued by the Public Company Accounting Oversight Board, during the 2010 fiscal year, the Audit Committee will undertake to consider in advance of the provision of any non-audit services by our independent accountant whether the provision of such services is compatible with maintaining the independence of our external auditors.

This report is not intended to be incorporated by reference into any filing made by Penns Woods Bancorp, Inc. with the SEC under the Securities Act or the Exchange Act.

Members of the Audit Committee
James M. Furey II
D. Michael Hawbaker
Leroy H. Keiler III
R. Edward Nestlerode Jr.
James E. Plummer

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Corporation has appointed the firm of S.R. Snodgrass, A.C., Certified Public Accountants (the “Auditors”), of Wexford, Pennsylvania, as the Corporation’s independent registered public accounting firm for its 2010 fiscal year.  The terms of the appointment were reviewed and recommended by the Audit Committee.

Although ratification by the Corporation’s shareholders is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Auditors to shareholders for ratification because the Corporation values its shareholders’ views on the Corporation’s independent registered public accounting firm. If the Corporation’s shareholders fail to ratify the selection, it will be considered as notice to the Board of Directors and the Audit Committee to consider the selection of a different independent registered public accounting firm.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation.

A representative from the Auditors is expected to be present at the Annual Meeting.  The representative will be given an opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions from shareholders.

The Auditors served as the Corporation’s independent registered public accounting firm for the 2009 and 2008 fiscal years, provided assistance to the Corporation and the Bank in connection with regulatory matters, charging the Bank for such services at its customary hourly billing rates.  The fees paid by the Corporation and Bank are summarized below.  The non-audit services were approved by the Corporation’s and the Bank’s Audit Committee after due consideration of the effect of the performance thereof on the independence of the Auditors and after the conclusions by the Corporation’s and the Bank’s Board of Directors that there was no effect on the independence of the Auditors.  The Auditors have advised the Corporation that none of its members have any financial interest in the Corporation.

Audit Fees

The fees for professional services incurred by the Corporation for services rendered by the Corporation’s independent auditors in connection with the audit of the Corporation’s financial statements for the years ended December 31, 2009 and December 31, 2008, and the review of the Corporation’s Forms 10-Q for such fiscal years were $118,689 and $113,783, respectively. All such services were performed by permanent, full-time employees of S.R. Snodgrass, A.C.

Audit-Related Fees

Audit-Related fees for the performance of the audits of the Bank’s employee benefit plans’ financial statements for the years ended December 31, 2009 and December 31, 2008, were $16,935 and $16,615, respectively.

Tax Fees

Tax fees for the years ended December 31, 2009 and December 31, 2008 resulting from services provided by the Corporation’s independent registered public accounting firm totaled $16,706 and $12,519, respectively.

Other Fees

There were no other fees billed to the Corporation and Bank by S.R. Snodgrass, A.C. for other services for the years ended December 31, 2009 and December 31, 2008.

Pre-approval of Audit and Permissible Non-Audit Services

The Audit Committee of the Board of Directors pre-approves all audit and permissible non-audit services provided by the Corporation’s independent registered public accounting firm.  All of the services provided by S.R. Snodgrass, A.C. set forth above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION FOR THE APPOINTMENT OF S.R. SNODGRASS, A.C., AS THE CORPORATIONS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR.  The affirmative vote of a majority of all votes cast at the Annual Meeting is required to ratify the appointment.  All proxies will be voted “FOR” ratification appointment unless a shareholder specifies to the contrary on such shareholder’s proxy card.

PROPOSAL NO. 3

CLASSIFICATION OF BOARD OF DIRECTORS PROPOSAL

SHAREHOLDER PROPOSAL

PROPOSAL NO. 3

CLASSIFICATION OF BOARD OF DIRECTORS

The Corporation has been notified by Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, of his intention to present a shareholder proposal at the Annual Meeting.  He is the owner of 736.737 shares of the Corporation’s common stock.  His proposal and supporting statement are presented below as submitted to the Corporation.  Under applicable SEC rules, the Corporation is not responsible for the contents of the shareholder proposal or its supporting statement.  To help readers easily distinguish between material provided by the proponent and material provided by the Corporation, the proponent’s proposal and statement have been boxed below.  The position of the Board of Directors and its recommendation immediately follow the proposal and statement.

RESOLUTION

That the shareholders of PENNS WOODS BANCORP, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually.  The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders.  Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually.  The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it.  In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year.  Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

The Board of Directors unanimously recommends a vote “AGAINST” this proposal.

The Board of Directors considered the proposal and the arguments in favor and against a classified board at a meeting held in January 2010.  This review included consideration of the present state of the financial services industry, the history and mechanics of the classified board system, the Corporation’s competitive position relative to peers, and current regional and national corporate governance practices relating to classified boards. As a result of this review, the Board of Directors unanimously concluded that the present classified board system remains in the best interests of the Corporation and its stakeholders.

The Corporation’s Board of Directors has been divided into three classes, with members of each class serving three-year terms, since the corporation’s formation in 1983. The Board of Directors believes that the classified board system continues to balance the ability for shareholders to express their opinion on a director’s performance with the desirability of having directors focus on long-term business performance and long-term strategy.  The Board believes that the long-term success of the Corporation and successful implementation of its long-term strategy depend upon the stability, continuity, accountability and independence of its Board of Directors.   Classified board structures remain a common structure for boards of directors of many U.S. public companies.  Approximately half of the companies contained in the Standard & Poor’s 1500 Index currently maintain a classified board structure.

The Board of Directors believes that the classified board structure promotes the stability and continuity necessary for long-term success.  The Corporation’s Board of Directors emphasizes long-term strategic planning and, like many companies, has projects, business plans and goals with a time horizon beyond a year.  Electing approximately one-third of the directors each year helps ensure, even if an entire class is replaced, that approximately two-thirds of the remaining directors have the requisite experience and knowledge of the Corporation’s ongoing business and affairs, including its markets, business lines and personnel, to implement and focus on strategic long-term planning, goals, and performance.  The Board of Directors believes that a sudden change in potentially the entire Board could negatively affect execution of the Corporation’s long-term strategic plans and result in institutional knowledge gaps.

The Board of Directors believes that maintaining a classified board structure is consistent with promoting the  independence of directors.  The Board of Directors believes that electing approximately one-third of members of directors each year actually helps insulate directors from pressures by third parties, including management and outside special interest groups which may have interests which are contrary to the best interests of the Corporation and its stakeholders.  The Board believes that directors of corporations with classified boards, who are not subject to election each year, may be less susceptible to pressures from third parties to make decisions that favor a particular constituency but which may not be in the best long-term interests of the Corporation and its stakeholders.

The Board of Directors believes that a classified board structure helps protect the Corporation and its stakeholders against non-negotiated attempts to acquire control of the Corporation at an inadequate price or on other unfavorable terms.  The ability to change the composition of a corporation’s board of directors abruptly through a contested solicitation of proxies in an election of directors is one technique which can be used to gain control of the board of directors of a publicly traded corporation.  Completion of a successful proxy contest by a third party to replace all of the then sitting directors would permit the newly elected directors selected by the third party to propose and pursue corporate transactions or objectives which may benefit the third party but which may not be in the best interests of the Corporation and its stakeholders.   The Board of Directors believes that maintaining the classified board structure, thereby preventing the replacement of the entire Board in any single year through a contested director election, helps encourage any third party interested in a change in control or other transaction involving the Corporation to negotiate directly with the Board of Directors so that the Board can represent the interests of the Corporation and all stakeholders.  The Board of Directors believes that, particularly in the current economic environment, financial services institutions with smaller or depressed market capitalizations may be more vulnerable to non-negotiated attempts to acquire control of or otherwise influence the institution, and that the classified board structure helps to discourage such attempts.

A classified board structure does not alter the legal duties owed to the Corporation by directors.  Directors serving corporations with a classified board structure have the same fiduciary duties to the corporation as directors elected on an annual basis.  The Board of Directors continues to believe that it is the manner in which directors conduct themselves on the board, including promoting an environment that is both collegial and sufficiently open to permit challenging discourse, that promotes financial and business performance, and not necessarily the frequency of director elections.

Shareholders should note that, even if this shareholder proposal is approved at the Meeting, additional action would be required to alter the structure of the Corporation’s Board of Directors.  Eliminating the Corporation’s classified board structure would require an amendment to the Corporation’s articles of incorporation.  Under Pennsylvania law applicable to the Corporation, only the Board of Directors can propose changes to the Corporation’s articles of incorporation, which are then submitted to shareholders for approval.  In addition, under Pennsylvania law, a proposed amendment to the articles of incorporation is not considered approved by the corporation unless it has also been approved by the corporation’s board of directors.  Approval of any amendment to the articles of incorporation by a corporation’s board of directors, even if supported by shareholders, would require the directors to find in good faith that the amendment is in the best interests of the corporation.  The proposal only requests that the Board of Directors take the necessary steps to eliminate the classified board structure and, accordingly, the results of the shareholder vote on the proposal at the meeting are not binding on the Corporation.  The Board of Directors would, however, consider the results of the shareholder vote on the proposal in discharging its fiduciary duties to the corporation in connection with any decision relating to eliminating or retaining the classified board structure.

The Board of Directors unanimously recommends a vote “AGAINST” this proposal. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to approve this proposal.  All proxies will be voted “AGAINST” this proposal unless a shareholder specifies a vote to the contrary on such shareholder’s proxy card.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

SEC Regulations permit shareholders to submit proposals for consideration at annual meetings of shareholders.  Any such proposals for the Corporation’s Annual Meeting of Shareholders to be held in 2011, must be submitted in writing to the President of Penns Woods Bancorp, Inc., at its principal executive office, 300 Market Street, Williamsport, PA 17701, on or before November 23, 2010, and must follow the procedures required by SEC Rule 14a-8 in order to be included in proxy materials relating to that meeting.

A shareholder proposal submitted after November 23, 2010, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation’s proxy statement for the annual meeting to be held in 2011, but may be presented for consideration at the annual meeting, if submitted  to the Secretary of the Corporation not less than ninety (90) days or more than one hundred fifty (150) days prior to the annual meeting, which proposal must contain certain information required by the Bylaws.  If the shareholder intending to present such a proposal has not provided the Corporation written notice of the matter on or before January 24, 2011, the proxy holders of the Board of Directors will have discretionary authority to vote on such proposal at the meeting.  However, if the date of the 2011 annual meeting is changed more than 30 days from April 28, 2011, the anniversary of the 2010 annual meeting, the deadline for delivery notice to the Corporation which would restrict the proxy holders of the Board of Directors from exercising discretion would be a reasonable time before the Corporation sends its proxy materials, assuming the notice complies with the requirements of the Bylaws.

CERTAIN TRANSACTIONS

NASDAQ Marketplace Rule 4350(h) requires that we conduct an appropriate review of related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board of Directors.

Our Code of Ethics and Conflicts of Interest Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to notify our Human Resource Director.  A potential conflict exists whenever an individual has an outside interest — direct or indirect — which conflicts with the individual’s duty to the Corporation or any of its affiliates or adversely affects the individual’s judgment in the discharge of his or her responsibilities.  Prior to consideration, full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction is required   The Code of Ethics and Conflict of Interest Policy is available for review by contacting the President.

To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.

There have been no material transactions between the Corporation and the Bank, or any material transactions proposed, with any Director or executive officer of the Corporation and the Bank, or any associate of the foregoing persons.  The Corporation and the Bank have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with Directors and Officers of the Corporation and the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for persons not related to or associated with the Corporation and the Bank.

Total loans outstanding from the Bank at December 31, 2009 to the Corporation’s and the Bank’s Officers and Directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $8,744,000 or approximately 15.19% of the total equity capital of the Bank.  Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation and the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

ANNUAL REPORT

A copy of the Corporation’s Annual Report and Form 10-K for its fiscal year ended December 31, 2009 is enclosed with this Proxy Statement.

You may access the following proxy materials at http://www.cfpproxy.com/4823:

•                  Notice of the 2010 Annual Meeting of Shareholders;

•                  the 2010 Proxy Statement of the Corporation;

•                  the Corporation’s Annual Report to Shareholders for the year ended December 31, 2009; and

•                  Proxy Card.

OTHER MATTERS

The Board of Directors of the Corporation is not aware that any other matters are to be presented for action, other than the matters described in the accompanying Notice of Annual Meeting of Shareholders.  Because the Corporation has not received notice of any other matters to be presented for action at the meeting; if any other matters properly come before the Meeting, or any adjournments thereof, the proxy holders are authorized to vote thereon at their discretion.

All directors of the Corporation are expected to attend the Corporation’s Annual Meeting of Shareholders.  In 2009, eight directors attended the Annual Meeting of Shareholders.

Shareholders may communicate directly with the Board of Directors of the Corporation by contacting the Corporation’s President & Chief Executive Officer, Ronald A. Walko, 300 Market Street, Williamsport, PA 17701 (570-322-1111).  All bona fide communications received by the Corporation’s President & Chief Executive Officer will be relayed to the applicable member of the Board of Directors or, if no specific director is designated to receive the communication, the appropriate board member.

ADDITIONAL INFORMATION

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION’S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2009 INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE EXCHANGE ACT MAY BE OBTAINED, WITHOUT CHARGE, FROM RONALD A. WALKO, PRESIDENT, PENNS WOODS BANCORP, INC.

By Order of the Board of Directors,

Ronald A. Walko
President and Chief Executive Officer

Dated: March 24, 2010

PLEASE MARK VOTES

AS IN THIS EXAMPLE  ☒

REVOCABLE PROXY

PENNS WOODS BANCORP, INC.

2010 ANNUAL MEETING PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Penns Woods Bancorp, Inc. (the “Corporation”) hereby constitutes and appoints Brian L. Knepp and Ronald A. Walko and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of the corporation, standing in my (our) names on its books on March 2, 2010 at the Annual Meeting of Shareholders of the Corporation to be held at the Holiday Inn Williamsport, 100 Pine Street, Williamsport, Pennsylvania 17701 on April 28, 2010 at 1:00 P.M., or any adjournment or postponement thereof as follows.

The Board of Directors recommends you vote FOR the following proposals:

	For	Withhold	Except
	☐	☐	☐
1. ELECTION OF DIRECTORS TO SERVE FOR A THREE YEAR TERM

Michael J. Casale, Jr.
R. Edward Nestlerode, Jr.
William H. Rockey
Ronald A. Walko

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain
	☐	☐	☐
2. TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
	☐	☐	☐
3. TO APPROVE THE SHAREHOLDER
PROPOSAL REGARDING AN ADVISORY VOTE ON CLASSIFIED TERMS FOR BOARD OF DIRECTORS

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. LIGHT REFRESHMENTS WILL BE SERVED. ☐

Please be sure to date and sign	Date
this proxy card in the box below.

Shareholder sign above	Co-holder (if any) sign above

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

This proxy will be voted in the discretion of the proxy holders on such other business as may properly come before the meeting or any adjournment thereof.

Detach above card, sign, date and mail in postage paid envelope provided.

PENNS WOODS BANCORP, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:

http://www.cfpproxy.com/4823